Exhibit ii(1)-1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

SUNDAY Communications Limited

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 0866)

ANNOUNCEMENT
DELAY IN DISPATCH OF CIRCULAR RELATING TO

(1) VERY SUBSTANTIAL DISPOSAL AND
CONNECTED TRANSACTION

(2) VOLUNTARY WITHDRAWAL OF LISTING AND
PROPOSED DISTRIBUTION

As the Company requires additional time to finalise information contained in the Circular, the Company announces that it has applied to the Stock Exchange for a waiver from strict compliance with Rule 14.38 of the Listing Rules so that the despatch of the Circular containing further details of the Offer, the Sale, the Withdrawal Proposal and the Proposed Distribution as mentioned in an announcement of the Company dated 3 October 2006 will be postponed from 25 October 2006 to on or before 7 November 2006.

Reference is made to the announcement of the Company dated 3 October 2006 relating to the Offer, the Sale, the Withdrawal Proposal and the Proposed Distribution published on 4 October 2006 (the “Announcement”). Capitalised terms used herein shall have the same meaning as ascribed thereto in the Announcement.

Pursuant to Rule 14.38 of the Listing Rules, the Company is required to despatch a circular containing further details of the Offer, the Sale, the Withdrawal Proposal and the Proposed Distribution (the “Circular”) to its Shareholders within 21 days after the publication of the Announcement, which is on or before 25 October 2006. As the Company requires additional time to finalise information contained in the Circular, the Company announces that it has applied to the Stock Exchange for a waiver from strict compliance with Rule 14.38 of the Listing Rules so that the despatch of the Circular in relation to the Offer, the Sale, the Withdrawal Proposal and the Proposed Distribution as detailed in the Announcement will be postponed from 25 October 2006 to on or before 7 November 2006.

By Order of the Board SUNDAY Communications Limited Alexander Anthony Arena Chairman

Hong Kong, 25 October 2006

As at the date of this announcement, the Directors are as follows:

Executive Directors:
Alexander Anthony Arena (Chairman); Chan Kee Sun, Tom; Chan Wing Wa; Chow Ding Man;
Hui Hon Hing, Susanna

Independent Non-Executive Directors:
John William Crawford; Henry Michael Pearson Miles; Robert John Richard Owen